Exhibit T3A13

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “NUVERRA ROCKY MOUNTAIN PIPELINE, LLC”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF SEPTEMBER, A. D. 2014, AT 4:43 O’CLOCK P.M.

5606162 8100	/s/ Jeffrey W. Bullock
141196831	Jeffrey W. Bullock, Secretary of State
You may verify this certificate online at corp.delaware.gov/authver.shtml	AUTHENTICATION: 1712052 DATE: 09–19–14

State of Delaware Secretary of State Division or Corporations Delivered 06:05 PM 09/18/2014 FILED 04:43 PM 09/18/2014 SRV 141196831 – 5606162 FILE

CERTIFICATE OF FORMATION

OF

NUVERRA ROCKY MOUNTAIN PIPELINE, LLC

This Certificate of Formation of Nuverra Rocky Mountain Pipeline, LLC is being duly executed and filed by the undersigned as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101. et seq.).

FIRST	The name of the limited liability company is Nuverra Rocky Mountain Pipeline, LLC.

SECOND:	The address of its registered office in the State of Delaware is Corporation Trust Center. 1209 Orange Street, in the City of Wilmington, County of New Castle. Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 18th day of September, 2014.

/s/ Jan Pouncey
Jan Pouncey, Authorized Person